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                            STERLING SOFTWARE, INC.                EXHIBIT 11(b)
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED JUNE 30, 1994
                 (in thousands, except per share information)

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

                                                                         Fully
                                                          Primary       Diluted
                                                          -------       -------
Earnings:
  Earnings applicable to common
   stockholders.........................................  $14,926       $14,926
  Add: Interest expense on amounts
         outstanding for the 5 3/4%
         Convertible Subordinated Debentures
         (net of applicable income taxes)...............       21         1,053
       Interest income on investment of
         proceeds from assumed conversion
         of options and warrants (net of
         applicable income taxes).......................                     19
                                                          -------       -------
                                                          $14,947       $15,998
                                                          =======       =======

Shares:
  Weighted average of shares outstanding................   20,433        20,433
  Add common shares issued on assumed
   exercise of options and warrants.....................    6,772         6,772
  Less common shares assumed repurchased................   (4,104)       (4,104)
                                                          -------       -------
                                                           23,101        23,101
                                                          =======

Common shares issued on assumed
 conversion of 5 3/4% Convertible
 Subordinated Debentures................................                  4,056
                                                                        -------
                                                                         27,157
                                                                        =======

Earnings per common share:
  Primary...............................................     $.65
                                                          =======
  Fully diluted.........................................                   $.59
                                                                        =======
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